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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



               Date of report (Date of earliest event reported): May 12, 1999


                                3DX TECHNOLOGIES INC.
                 (Exact Name of Registrant as Specified in Charter)


         Delaware                      0-21841                   76-0386601
(State or Other Juisdiction          (Commission               (IRS Employer
     of Incorporation)               File Number)            Identification No.)


         12012 Wickchester, Suite 250, Houston, Texas               77079
           (Address of Principal Executive Offices)               (Zip Code)



       Registrant's telephone number, including area code: (281) 579-3398


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ITEM 5.     OTHER EVENTS.

            On May 12, 1999, 3DX Technologies Inc. (the "Company") announced that it has signed a Plan and Agreement of Merger with Esenjay Exploration, Inc. (Esenjay) (NASDAQ: ESNJ) which provides for the merger of 3DX into Esenjay. The Boards of both companies have approved the transaction, and closing of the merger is conditioned upon approval from the shareholders of both companies and satisfaction of certain other conditions set forth in the Plan and Agreement of Merger.

            The terms of the merger provide for 3DX shareholders to select either the issuance of Esenjay common stock at a ratio of 1:3.25 shares of 3DX common stock or the issuance of a new Esenjay convertible preferred stock at a ratio of 1:2.75 shares of 3DX common stock. The preferred stock is limited to 50% of the total 3DX shares converted and may be redeemed at Esenjay's option at any time during the first twelve months after the merger at $1.925 per share. If not redeemed during the first year, the preferred will automatically convert into one share of Esenjay common stock if the average closing price of Esenjay common is greater than $1.875 during a predefined measurement period. If the Esenjay common is less than $1.875 the preferred holder has the right to "put" the shares to Esenjay. Esenjay will then have the right to pay for this "put" in cash or common shares. Esenjay currently has 15,784,834 common shares outstanding and 3DX currently has 9,685,761 shares outstanding.


ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

            (a)   Financial Statements of Businesses Acquired.

                        Not Applicable.

            (b)   Pro Forma Financial Information.

                        Not Applicable.

            (c)   Exhibits.

                        The following exhibit is filed with this Report.

EXHIBIT NO.       DESCRIPTION

99                      Press Release of the Company, dated May 12, 1999.



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                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          3DX TECHNOLOGIES INC.



Dated: May 14, 1999                       By: /s/ Russell L. Allen
                                              Russell L. Allen
                                              Chief Financial Officer



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                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION

99                Press Release of the Company, dated May 12, 1999.